EXHIBIT 99.1

                              VAALCO ENERGY, INC.
                         4600 Post Oak Place, Suite 309
                              Houston, Texas 77027
                    Tel: (713) 623-0801  Fax: (713) 623-0982

                                 PRESS RELEASE

                                                                     For Further
                                                             Information Contact
                                                               Russell Scheirman
                                                                   President/CEO
                                                                    713-623-0801

                  VAALCO TO ACQUIRE INTERESTS IN INTERNATIONAL
                PROPERTIES AND FORM DOMESTIC EXPLORATION VENTURE

        VAALCO Energy, Inc. announced today that it has entered into an agreement with the 1818 Fund II, L.P., a private investment fund managed by Brown Brothers Harriman & Co., whereby 1818 Fund II will acquire preferred stock of Vaalco currently convertible into approximately 60% of the common stock of VAALCO in exchange for all of the capital stock of 1818 Oil Corp. The principal asset of 1818 Oil, currently a wholly-owned subsidiary of 1818 Fund II, is a 7.5% limited partnership interest in Hunt Overseas Exploration Company, L.P.

        Hunt Overseas Exploration Company, L.P. is managed by a subsidiary of Hunt Oil Company and is engaged in international exploration for oil. Hunt Overseas Exploration Company, L.P. has interests in petroleum exploration concessions totaling approximately 34.0 million acres both onshore and offshore in South America, Africa, and Canada. Exploration drilling on selected concessions is expected to commence on certain prospects during 1998. The agreement provides for VAALCO to receive from the 1818 Oil Corp. a sufficient amount of cash to meet all of 1818 Oil Corp.'s capital contribution obligations under the Hunt partnership agreement of Hunt Overseas Exploration Company, L.P., presently $13.6 million.

        Robert L. Gerry, III Chairman and C.E.O. of VAALCO stated "these agreements give us a portfolio of both domestic and international exploration prospects. We now

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have in place the strategic alliances and expertise that should expose VAALCO to future reserve growth through the use of modern exploration technology.

        The preferred stock will entitle 1818 Fund II to elect, as a separate class, three of VAALCO's eight directors and to vote on all matters, on an as converted basis, with the holders of common stock as a single class. In addition, the by-laws of VAALCO will be amended so as to require the approval of at least one director appointed by 1818 Fund II for certain material transactions.

        Consummation of the transaction is subject to a number of material conditions, including (i) the completion and execution of several related agreements, including agreements with Hunt, (ii) the closing of the sale of at least $5.0 million of VAALCO common shares in a private placement transaction and (iii) the receipt of a fairness opinion with respect to the overall transaction. Simultaneously with the closing of the purchase by VAALCO of 1818 Oil Corp., the 1818 Fund II have agreed to purchase an additional $5.0 million of VAALCO common stock, at a price per share equal to the lesser of $2.50 and the price per share (net of placement fees) of the common stock sold in the aforesaid private placement.

        VAALCO also announced that it agreed to form a domestic exploration venture with Paramount Petroleum Company, an oil and gas exploration company owned by Robert Schneeflock, to jointly explore for oil and gas in the Gulf Coast area focusing primarily on Alabama, Mississippi and Louisiana. VAALCO will commit $3.0 million to the venture with Paramount of which $0.7 million has been funded and will have the right to acquire an interest in any exploration prospect generated by Paramount and will be entitled to a portion of the proceeds of any prospects sold to third parties.


        Closing of these transactions is expected to occur during March 1998.

        VAALCO is an independent oil and gas company based in Houston, Texas. VAALCO's producing properties are located in Texas and internationally in the


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Philippines.  VAALCO will operate and own an interest in an exploration well to be drilled offshore Gabon in the first half of 1998.

        This news release contains projections and other forward-looking statements within the meaning of section 27A of the Securities Act of 1993 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

        The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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